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                                                                  EXHIBIT 10.9

                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT is entered into as of this 1st day of May, 1997 between RECOVERYNET INTERACTIVE, L.L.C. ("Licensor"), 506 Santa Monica Boulevard, Suite 225, Santa Monica, CA 90401, and MERIT BEHAVORIAL CARE CORPORATION ("Licensee"), 1 Maynard Drive, Park Ridge, NJ 07656.

                                    RECITALS

     A. Licensor has developed and will develop various behavioral health care services and products to be distributed via satellite, computer website, interactive television, private computer networks and such other means of distribution as may be mutually agreed upon by Licensor and Licensee (all of such services and products being hereinafter referred to as the "Licensed Materials".

     B. Licensor and Licensee each desire that the Licensed Materials be available to Licensee's customers for their use.

     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS;

     1. License: Licensor hereby grants to Licensee a non-exclusive license to cause the Licensed Materials to be transmitted to Licensee's customers during the Term and throughout the Territory by such means of distribution as are specified below. Notwithstanding that the license herein granted is non-exclusive, Licensor agrees it will not make available the Licensed Materials to Licensee's competitors listed in Schedule 1 attached hereto and by this reference made a part hereof; provided, however, that if an entity referred to in Schedule 1 makes an equity investment in Licensor in an aggregate amount of not less than two million dollars ($2,000,000) than such entity shall be deemed deleted from Schedule 1. Licensee agrees to make the Licensed Materials available to its customers which Licensee determines in its sole discretion are appropriate for such Licensed Materials, in such form as made available by Licensor, without alteration except as provided in Paragraph 6 hereof.

     2. Term: The term of this License Agreement shall be five (5) years, commencing on the date hereof ("Term"), provided that Licensor and Licensee may hereafter agree in writing to end the Term on an earlier termination date.

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     3. Territory: The Territory covered by this License Agreement shall be the world ("Territory").

     4. Distribution Media: Licensee may distribute the Licensed Materials to its customers by means of satellite transmission, computer website, interactive television, private computer networks, and such other means of distribution as may be mutually agreed upon by Licensor and Licensee.

     5. License Fee Payments and Statements:

         a. Licensor and Licensee shall use best efforts to establish mutually agreed pricing to Licensee's customers for the Licensed Materials. Licensee shall pay Licensor an amount equal to the gross revenues received by Licensee from its customers for the use of such Licensed Materials less an amount equal to one hundred fifteen percent (115%) of Licensee's costs in connection with such Licensed Materials (unless Licensor and Licensee agree in writing to another payment method). Licensee's costs shall consist of so-called "conversion costs" (those related to merchandising of the product and/or service, e.g., direct labor and variable overhead (e.g., add-on promotional costs, add-on marketing costs, travel, office expenses, computer, support personnel and sales commissions).

         b. Payments shall be made and statements rendered by Licensee by the tenth day of each month for sums received the preceding month. Statements shall specify the sums received by Licensee and the deductions therefrom in such detail as may be reasonably required by Licensor. Licensor shall have the right to audit Licensee's books and records relating to the Licensed Materials at any time during regular business hours on reasonable notice, but not more than once per year. Licensor shall have no right to examine Licensee's books and records not relating solely to the Licensed Materials unless the Licensed Materials are included with any other product(s) or service(s) in a sale of such other product(s) or service(s) with such Licensed Materials. If any audit(s) shall disclose an underpayment to Licensor of ten percent (10%) or more for the period audited, Licensee shall pay Licensor an amount equal to all costs incurred by Licensor in connection with such audit(s).

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     6. Editorial Control: Licensor shall determine the content of all Licensed
Materials presented to Licensee. However, Licensed Materials as made available to Licensee's customers shall be subject to Licensee's approval. Licensee shall consult with Licensor relating to the Licensed Materials and products and services which may be or are developed by Licensor. Licensee shall provide Licensor with its written policies and guidelines from time to time in effect. If any segment(s) of the Licensed Materials are inconsistent with Licensee's guidelines or policies which have been provided to Licensor then Licensee may elect to eliminate such segment(s) from the Licensed Materials made available to Licensee's customers.

     7. Branding: All Licensed Materials shall contain Licensor's logo or such other identifying materials as Licensor shall determine. If Licensee or its customers shall so request and pay Licensor such sum as may be reasonably required by Licensor to cover the cost thereof, Licensor shall add identifying material requested by Licensee and/or its customers which is approved by Licensor to the Licensed Materials.

     8. Promotion: Where Licensee in its sole discretion determines that such inclusion is appropriate, Licensee shall include the Licensed Materials in its advertising, marketing and promotion of products and services relating to behavioral health care offered to its customers. Where appropriate, in Licensee's sole discretion, the Licensed Materials shall be included in Licensee's price sheets and in contract proposals to its customers and prospective customers.

     9. Usage Data: Licensor and Licensee shall each make available to the other, to the extent their respective technical capabilities permit, data relating to use of the Licensed Materials; provided, however, that the identity and E-mail addresses of end-users need not be disclosed to Licensor.

     10. Representations and Warranties: Except for Licensor's representation and warranty that the Licensed Materials do not infringe on any copyright of any third party and Licensee's representations and warranties that it will not add any material to the Licensed Materials without Licensor's written consent and that such added materials will not infringe on any copyright of any third party, neither Licensor nor Licensee makes any representation or warranty, express or

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implied, to the other of any kind or nature whatsoever. Licensor and Licensee each agree to indemnify and hold the other and their respective officers, directors, employees, shareholders and representatives harmless from and against any and all claims, liabilities, damage, cost and expense (including reasonable attorneys' fees and costs) arising by reason of the breach of any warranty or representation made by such party hereunder.

     11. Breach: If a Licensor or Licensee shall commit a breach or any term or provision of this License Agreement the other party shall provide the breaching party with written notice thereof specifying the details of such breach. If a material breach of this License Agreement is not cured within thirty (30) days after the breaching party's receipt of such notice, the other party may terminate this License Agreement at any time thereafter prior to the curing of such material breach; provided, however, that Licensor may terminate this License Agreement on account of Licensee's failure to pay any undisputed portion of the license fee which continues for more than five (5) business days after Licensor shall have notified Licensee in writing of such failure to pay. In order to effect the termination right referred to in this Paragraph 11, such written notification shall expressly reference this Paragraph 11 and that the failure to pay an undisputed portion of the license fee will result in a termination right in favor of Licensor.

     12. Limitation of Liability: Neither party shall be liable to the other for any consequential, incidental, special or indirect damages suffered by the other relating to this License Agreement, it being the parties understanding that liability shall exist only for actual damages.

     13. General Provisions:

         a. Governing Law. This Agreement and any disputes arising under, in connection with, or relating to this Agreement will be governed by the laws of the State of California, applicable to agreements entered into and to be fully performed in California.

         b. Compliance with Laws. Subject to the express provisions of this paragraph, each party agrees to comply with applicable law in connection with

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the development and publication of the Licensed Materials, including without limitation laws concerning obscenity, defamation, infringement, rights of privacy, harassment and export controls.

         c. Assignment. Neither party may assign this License Agreement or any rights or obligations hereunder to any third party, without the other party's prior written consent; provided, however, that either party may assign its rights and obligations hereunder to a third party without the other party's consent in connection with: (i) any merger or acquisition by such party, (ii) such party's sale of all or a substantial portion of its assets, or (iii) the assignment of such rights and obligations to a majority-owned subsidiary of such party. In the event of such assignment, such party shall be relieved of its obligations hereunder only to the extent such obligations are performed by the assignee. Any assignment without consent attempted by either party notwithstanding the foregoing prohibition will be deemed to be material breach of this License Agreement.

         d. Relationship of Parties. Neither this License Agreement nor the parties' business relationship established hereunder will be construed as a partnership, joint venture or agency relationship or as granting a franchise. The parties warrant to one another that they have consulted legal counsel in reviewing and/or negotiating this License Agreement and have concluded that no business plan or franchise fee is conveyed or provided for in this Agreement or otherwise by the relationship established by this Agreement or by its performance.

         e. Waiver. No waiver of any breach of any provision of this License Agreement will be considered to be a waiver of any prior, concurrent or later breach of the same provisions or difference provisions, and will not be effective unless made in writing and signed by an officer of the waiving party.

         f. Amendments. This License Agreement may only be amended by a written agreement signed by officers of both parties.

         g. Notices. Any notice which either party desires or is required to give the other pursuant to this License Agreement shall be given by United States mail, postage prepaid, by overnight delivery (such as Federal Express),

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or by facsimile transmission or personal delivery, and shall be deemed effective when mailed, transmitted (provided the sender receive a confirmation of receipt), or personally delivered.

         h. Entire Agreement. This License Agreement constitutes the entire understanding of Licensor and Licensee with respect to its subject matter and supersedes all prior agreements between them and shall be effective when executed by the parties; provided, however, that if the transaction contemplated by the February 18, 1997 letter of intent (or a similar transaction) among Licensor, Licensee, Tele-Communications, Inc. and Recoverynet Television is consummated then the parties will in good faith renegotiate the terms and provisions of this License Agreement.

     IN WITNESS WHEREOF, the parties have executed this License Agreement as of the above date.


"Licensor"                                 "Licensee"

RECOVERYNET INTERACTIVE, LLC               MERIT BEHAVIORAL CARE CORPORATION



By /s/                                     By /s/
   --------------------------                --------------------------------
   Its  CEO                                  Its   EVP
      -----------------------                   -----------------------------










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                                   SCHEDULE 1



     1. Value Behavioral Health, Inc.

     2. United Behavioral Health (UBH)

     3. Foundation Health PsychCare Services, Inc.

     4. Green Spring Health Services, Inc.

     5. Human Affairs International, Inc.













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